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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-4048) pertaining to the 1992, 1995 and 1996 Stock Option Plans and Individual Officer and Director Stock Option Agreements and the Registration Statement (Form S-8, No. 333-71017) pertaining to the 1998 Stock Option Plan, 1998 Non-Employee Director Stock Option Plan, 1998 Employment Incentive Option Plan, and the 1996 Stock Option Plan B of Medical Resources, Inc. of our report dated March 15, 1999, with respect to the consolidated financial statements and schedule of Medical Resources, Inc. for the years ended December 31, 1998 and 1997, included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                             /s/ ERNST & YOUNG LLP

Hackensack, New Jersey

March 25, 1999